ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of this ____ day of July, 2007 (with an effective date of July 19, 2007 at 11:59 pm EDT, the Effective Date”), by and between MDU Communications (USA) Inc., a Washington corporation (the “Buyer”), and Multiband Corporation, a Minnesota corporation (the “Seller”). The Buyer and the Seller are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Buyer is a provider of satellite television and high-speed Internet services to the United States multi-dwelling unit marketplace, and

WHEREAS, Seller owns and operates certain private telecommunications systems and the rights to provide video, Internet and telephony services at certain multi-dwelling unit properties, and

WHEREAS, the Buyer desires to acquire from the Seller and the Seller desires to transfer, assign and convey to the Buyer, subject to the terms, provisions and conditions of this Agreement, all of the subscribers and related equipment, right of entry agreements and other subscriber-related tangible and intangible assets for these telecommunications systems in certain multi-dwelling unit properties, and

WHEREAS, the acquisition by the Buyer of the subscribers and related equipment, right of entry agreements and other subscriber related tangible and intangible assets will be accomplished by the actions set forth in this Agreement:

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties agree to the following terms and conditions:

1. SALE OF ASSETS

1.1 Sale of Assets. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to transfer, assign, convey and deliver to Buyer at the Closing (as defined in Section 2.1 hereof) free and clear of all liens, pledges, security interests, encumbrances of every kind, character, and description whatsoever, those subscribers, related equipment, right of entry agreements and other subscriber-related tangible and intangible assets related to providing video, Internet or telephony services to those subscribers in certain multi-dwelling unit properties as the same exist on the Closing Date, (such are collectively, the “Assets”), including, without limitation:

a. All Seller’s subscribers to video, Internet and telephony systems located in the properties set forth in Exhibit 1.1.a (the “Subscribers”) which shall be between 11,000 and 13,000 at the Closing Date, and the seven (7) properties, also set forth in Exhibit 1.1.a that are built or a work-in process for WiFi Internet service, but excluding any subscribers or revenue streams from subscribers that are strictly deemed subscribers in the DIRECTV “mover’s program” as of the Closing Date. A “Subscriber” shall be defined as each revenue generating service or unit. Thus, a customer who has video and internet and telephone services currently from Seller shall be considered three “subscribers”;

b. all equipment located with the properties set forth in Exhibit 1.1.a used to provide video, Internet and telephony and to support the Subscribers and any other tangible assets used in the day-to-day business and operations of providing video, Internet or telephony services to the Subscribers (the “Equipment”) except for (i) Seller’s fixed assets not located at the properties, (ii) equipment that has not yet been installed in a work in process property as of the Closing Date, and (iii) any vehicles owned by Seller;

c. all access or right of entry agreements (“Right of Entry Agreements”) with the properties described in Exhibit 1.1.a assumed to include all the Seller’s Right of Entry Agreements in the states of Illinois, New Jersey, New York, Virginia, Colorado, Texas, Florida, and Tennessee. The above-listed Right of Entry Agreements, if acquired from a third party, shall include any non-competition, confidentiality, assignment or any other separate agreements between the Seller and any party to a Right of Entry Agreement if the separate agreements relate to the subject matter of the Right of Entry Agreement whether or not such non-competition, confidentiality, assignment or other separate agreement are attached or cross-referenced in the Right of Entry Agreements themselves;

d. all other contracts or contractual relationships necessary to the Assets, including but not limited to vendors, broadband and telephony providers, previous bills of sale, previous purchase agreements, previous consents to assignment, previous non-compete and non-disclosure agreements to the extent those contracts can be assigned;

e. all of Seller's collections or outstanding accounts receivable from Subscribers for services periods after the Effective Date of the Asset transfer. A list of such collections and accounts receivable which identifies the account debtor and the amount of each such receivable is set forth in Exhibit 1.1.e;

f. goodwill associated with the Assets or Subscribers, including certain existing customer and vendor relationships; and

g. to the extent they exist and can be readily produced, all of the records, including all files, books, records, manuals, correspondence, sales and credit reports, property files, price lists, Subscriber information and lists, Equipment lists, sales information regarding properties, property owner contacts, mailing lists, purchasing materials and related records, papers, construction and engineering maps and data, schematics and blueprints pertaining to the Equipment and other data owned by Seller as of the Closing Date which are used with the Assets or Subscribers (“Acquired Documents”), including, but not limited to, the documents set forth in Exhibit 1.1.g.
.

1.2 Third Party Consents or Assignments. Nothing in this Agreement shall be construed as an attempt by Seller to assign any Right of Entry Agreement or other acquired contract to the extent that by the terms thereof such contract is not assignable without the consent, authorization or approval of the other party or parties thereto or of any governmental authority. Prior to the Closing Date, Seller shall obtain from third parties and governmental authorities all requisite consents and acknowledgements to the assignment by Seller of the Right of Entry Agreements and the other acquired contracts in forms reasonably acceptable to Buyer. Exhibit 1.2 sets forth all Right of Entry Agreements or other acquired contracts that require consent to assignment.

1.3 Back Office Support. The Seller and the Buyer shall enter into a separate Call Center and Billing Services Agreement on terms and conditions mutually agreeable to the Parties which will set forth that the Seller shall provide the Buyer with certain customer call center services and billing services for a per subscriber rate with respect to one or more services (video, Internet, telephony, etc.) per month for the Subscribers sold and transferred per this Agreement. If, one year from the Effective Date of this Agreement, Buyer has failed to sign a Call Center and Billing Services Agreement extension whereby Buyer agrees to provide Seller with an additional minimum 40,000 subscribers to be serviced by Seller on terms and conditions similar to those of the initial Call Center and Billing Services Agreement, then Buyer shall pay Seller immediately at that time a penalty of an additional forty-five dollars ($45.00) per Subscriber in addition to the initial $340.00 per Subscriber Purchase Price payment (i.e. a total of $385.00 per Subscriber) unless either of the following has occurred, (i) Buyer has terminated the Parties’ initial Call Center and Billing Services Agreement for cause, or (ii) the number of Subscribers under this Agreement, after one year, numbers less than 11,000 Subscribers in which case the penalty shall be discounted ten dollars per Subscriber for every one thousand Subscribers less than 11,000 that then exists. For example, if Seller’s initial 11,000 plus Subscribers transferred equals a base of 10,000 Subscribers after one year, then the penalty referred to herein shall be $35.00 per Subscriber. If the Parties do enter into a Call Center and Billing Services Agreement extension whereby Buyer agrees to provide Seller with an additional minimum 40,000 subscribers to be serviced by Seller, Seller shall provide Buyer an immediate $300,000 credit toward these services.

1.4 Residual Revenues, Accounts Receivable, Subsidy. Seller shall retain all DIRECTV subsidies and residual revenues as well as all accounts receivable for services provided to Subscribers on or before the Effective Date. Buyer acknowledges and understands that there is a sixty (60) day lag in receiving any DIRECTV residual payments subsequent to the Effective Date. Buyer agrees to be liable for any DIRECTV chargebacks with respect to the transferred Assets if the termination resulting in the chargeback occurs subsequent to the Closing Date. Buyer agrees to be liable for DIRECTV joint billing charges for services provided subsequent to the Closing Date, subject to benefits/offsets received from DIRECTV which will be set forth in the Call Center and Billing Agreement.

1.5 Adjustments to the Purchase Price.

a. Pre-Closing Adjustment. In the event that Buyer discovers, prior to the Closing Date, that a negative adjustment must be made to the Sellers’ financial statements, books and records with respect to the Assets or Subscribers and/or Seller’s revenue related to the Subscribers, Buyer shall have the right to an adjustment to the Purchase Price (hereinafter defined in Section 3.1) as determined by the Parties’ mutual written agreement.

b. Subscriber Adjustment. In the event that the number of Subscribers is determined to be less than 11,000 or more than 13,000 at the Closing Date, then the Purchase Price shall be decreased or increased accordingly by $340.00 per Subscriber. For purposes of this paragraph, a Subscriber must be a Subscriber, customer and/or bulk property unit from whom Seller has received revenues (either directly or from DIRECTV) during the past ninety days.

1.6 Liabilities. Upon the terms and subject to the conditions of this Agreement, effective as of the Closing Date, Buyer shall assume, pay, perform and discharge when due all of the following liabilities, responsibilities and obligations of Seller relating to the Assets arising on or subsequent to the Closing Date (the “Assumed Liabilities”):

a. Acquired Contracts. All of Seller's liabilities and obligations under the Right of Entry or other acquired contracts which arise on or after the Closing Date.

b. Operating Liabilities. All liabilities, obligations, costs and expenses arising from or related to the operation of the Subscribers or the ownership, operation, use or maintenance of the Equipment or other Assets on or after the Closing Date and programming costs incurred prior to the Closing Date that relate to periods on or after the Closing Date.

1.7 Excluded Liabilities. Other than the Assumed Liabilities Buyer shall not assume, pay, discharge, perform or in any way be responsible or liable for any liabilities or obligations of Seller (the “Excluded Liabilities”). Notwithstanding anything to the contrary contained in this Agreement, Buyer does not assume any liability of Seller related to the ownership, operation, use or maintenance of the Assets, Equipment or Subscribers or the operation of the telecommunications systems prior to the Closing Date, any liabilities whatsoever with respect to the Subscribers, and without limitation, any liabilities, lease obligations, and/or debt associated with Equipment that is deployed or supports operational or work in progress properties. Seller shall remain liable for any refund of Subscriber deposits to customers upon customer request.

1.8 First Right of Refusal. For a period not to exceed two (2) years from the Closing Date, (i) Buyer will have a first right of refusal to acquire pursuant to the terms of this Agreement from Seller all Subscribers, including related assets and Right of Entry Agreements that Seller owns in Minnesota, North Dakota, the RangeComm properties in Missouri, and any Property originally on Exhibit 1.1a for which a consent to assignment was not obtained until after September 30, 2007, (ii) Buyer will have a first right of refusal to acquire pursuant to the terms of this Agreement from Seller any work in process properties not included in Exhibit 1.1.a, and (iii) Seller shall notify Buyer of any other Subscribers or similar assets for sale that are offered by a party to Seller’s System Operator Network (and are brought to the attention of Seller) in the states being acquired by Buyer pursuant to this Agreement.

2.  CLOSING, EXCLUSIVITY AND CONFIDENTIALITY

2.1 Closing. The sale and purchase provided in this Agreement shall be consummated at one or more virtual closings for all of the Assets or for any subset of the Assets upon which the Parties shall mutually agree. The closings shall occur initially on July 18, 2007 at 12:00 Noon EDT and the remaining no later than September 30, 2007; however, the closings may occur at such places, times and dates upon which the Parties hereto shall mutually agree. The date and event of the sale and purchase of the Assets are, respectively, hereinafter collectively referred to as the "Closing Date" and the "Closing”. If all of the Right of Entry Agreements that are part of the Assets have not received appropriate consent to the assignment by the Closing Date, Buyer shall agree to service these Properties from a time period agreeable to the Parties forward and Seller will reimburse Buyer for such costs until the consent to assignment is obtained. Unless provided for otherwise with respect to interim Closing Dates or Closings, any references in this Agreement to future dates calculated in reference to the “Closing Date” or to the “Closing” shall be calculated with reference to the Closing Date or Closing at which all of the Assets are finally and completely transferred from Seller to Buyer. Additionally, the Parties agree that the Effective Date of the transfer of assets pursuant to this Agreement shall be July 19, 2007 at 11:59 pm EDT with respect to the assets sold at the initial closing. Subsequent Effective Dates shall be mutually agreed upon between the parties. Seller shall retain all revenues and be responsible for payment of all expenses prior to including July 19, 2007. Seller shall maintain the assets in the ordinary course of business between the initial closing and the Effective Dates and Subsequent Effective Dates. Notwithstanding any other provision of this agreement, Seller shall retain title to all assets not transferred at the initial closing until a subsequent closing occurs. Seller shall retain all revenues and be liable for all expenses related to the aforementioned assets not transferred.

2.2  Exclusivity. Except as provide below, until September 30, 2007, Seller shall not, directly or indirectly, through any representatives or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person or entity relating to the acquisition of the Assets or the Subscribers, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (other than sales of inventory in the ordinary course of business).

2.3  Confidentiality. The Parties hereby agree and covenant not to disclose the actual or proposed terms of the transaction and/or acquisition described in this Agreement or any information concerning any aspect of the transaction and/or acquisition or each Party except (a) counsel or advisors on a confidential basis, (b) as required by law or taxing authorities, (c) as necessary to enforce or interpret the provisions of this Agreement or the definitive documentation arising from this Agreement, or (d) as consented to in writing by all of the Parties. This Agreement and mutual covenant on behalf of the Parties shall survive regardless of whether the transaction and/or acquisition contemplated by this Agreement is consummated.

3. THE PURCHASE PRICE

3.1  Purchase Price. In full consideration for Seller's sale of the Assets to the Buyer, the Buyer shall pay to the Seller as the purchase price an aggregate purchase price of Four Million Eight Thousand and No/100 Dollars ($4,008,000) for the Assets (the "Purchase Price").

3.2  Payment of Purchase Price. Buyer shall pay the Purchase Price on the Closing Date by wire transfers (as information is set forth in Exhibit 3.2) of immediately available funds to an account designated by Seller as follows:

a. The Purchase Price of Four Million Eighteen Thousand and No/100 Dollars ($4,008,000), less (ii) the collective dollar value of the Properties set forth in Exhibit 3.2.b for which a valid consent to assignment has not been obtained as of the Closing Date (“Consent Holdback”).

b. The Consent Holdback shall be held by Buyer until upon a mutually determined date, Seller is able to deliver to Buyer each third party consent required for the assignment of a Right of Entry Agreement, not provided at the Closing Date. Within two (2) business days following delivery of such consents, Buyer shall release to Seller the portion of the Consent Holdback relating to the applicable Right of Entry Agreement. If within one hundred and twenty (120) days after the Closing Date, Seller has not delivered all such third party consents to Buyer, such Properties shall be deemed excluded from the transaction (“Excluded Assets”) and Buyer shall retain all Consent Holdback amounts allocated to those Subscribers and the Excluded Assets shall be retained by Seller.

3.3  Purchase Price Adjustment.

a. Within one hundred and twenty (120) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Adjustment Statement”) setting forth Buyer’s good faith determination as of the Closing Date of (i) the actual number of Subscribers, (ii) any material discrepancy regarding services delivered to or revenue received from Subscribers in the properties set forth in Exhibit 1.1.a, (iii) any Equipment not in materially good working order, (iv) any undisclosed financial liabilities or liens on the Assets, and (v) any other materially adverse circumstance affecting the Assets. The Adjustment Statement shall become final and binding upon both Parties on the tenth (10th) day following delivery thereof to Seller unless Seller gives written notice of disagreement with the Adjustment Statement (a “Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted and relate solely to the review of the Adjustment Statement and the calculation of the Purchase Price adjustment. Each of Seller and Buyer promptly shall provide the other Party with access during normal business hours to any books, records, working papers or other information in its possession after the Closing Date reasonably necessary or useful in the preparation of the Adjustment Statement and Notice of Disagreement.

b. If the Parties cannot negotiate a mutually acceptable resolution of the proposed Purchase Price adjustment, Seller and Buyer shall submit to an independent public accounting firm (the “Independent Accountants”) for review and resolution all matters arising under this Section 4.3 that remain in dispute. The Independent Accountants shall be a nationally recognized certified public accounting firm agreed upon by Seller and Buyer, which firm shall not have performed services for either Party or their respective affiliates during the preceding three (3) years. The Independent Accountants shall render a decision resolving the matters submitted to the Independent Accountants within thirty (30) days following submission thereto (or as soon thereafter as reasonably practicable). The fees and expenses of the Independent Accountants shall be shared equally by Buyer and Seller. In the event that Seller and Buyer shall have failed to agree upon the Independent Accountants within ten (10) days after either shall have given Notice of Disagreement, then upon application of either Buyer or Seller the Independent Accountants shall be appointed by the American Arbitration Association through its New York office. In such case, the fees and expenses charged by the American Arbitration Association shall be shared equally by Buyer and Seller.

c. Any Purchase Price Adjustment in favor of Buyer shall be applied to any monies owed Seller by Buyer under the Call Center and Billing Services Agreement. Any Purchase Price Adjustment in favor of Seller shall be made by wire transfer of immediately available funds to an account designated by Seller.

3.4  Renewal Fees. Seller will receive from Buyer quarterly payments of renewal commissions (“Renewal Commission”) for twenty four (24) months after the Closing Date if Buyer is able to renew or extend a Right of Entry Agreement for a property set forth in Exhibit 1.1.a and subject to a Return on Investment analysis. The Renewal Commission shall be calculated pursuant to the terms set forth on Exhibit 3.4. The Renewal Commission shall be paid by Buyer to Seller within forty-five (45) days after the end of the quarter during which the Renewal Commission applies.

3.5  Remittance Schedules. All remittances, mail, and other communications relating to the Assets or Subscribers received by the Seller at any time after the Closing Date shall be immediately turned over to the Buyer by the Seller.

3.6  Allocation of Purchase Price. The Purchase Price shall be allocated as set forth on Exhibit 3.6. To the extent the Purchase Price is adjusted pursuant to Section 3.3, the Parties shall amend Exhibit 3.6 to reflect such adjustments. The Buyer and the Seller shall file their Tax Returns (and IRS Form 8594, if applicable) on the basis of such allocation, as it may be amended, and neither Party shall thereafter take a Tax Return position inconsistent with such allocation unless such inconsistent position shall arise out of or through an audit or other inquiry or examination by the Internal Revenue Service or other governmental entity.

4. TRANSFER OF ASSETS

4.1  Items to be Delivered at Closing. At the Closing, the Seller shall convey the Assets, Right of Entry Agreements, property files, consents to assignment set forth on Exhibit 1.2, and the Acquired Documents to the Buyer and deliver to the Buyer a bill or bills of sale warranting the Seller to be the owner of and covering all of the Assets free and clear of liens or encumbrances of any kind or nature at the time of the transfer.

4.2  Transfers. The Seller will assist the Buyer in the process of transferring title, ownership and operation in all of the Assets. Such responsibilities for the transfer and transition of the Assets from Seller to Buyer will be set forth in Exhibit 4.2.

4.3  Transfer Taxes. The Buyer and Seller do not expect any state sales, transfer, and use taxes to be due in connection with the sale of the Assets by the Seller to the Buyer; however, the Seller shall pay and promptly discharge when due the entire amount of all sales, transfer and use taxes imposed by the State of Minnesota, and Buyer shall pay and promptly discharge when due the entire amount of all sales, transfer and use taxes imposed by the State of Washington. The Buyer and Seller shall equally divide, and then pay and promptly discharge when due, their respective half of all sales, transfer and use taxes imposed by any jurisdiction other than the states of Minnesota and Washington.

4.4 Tax Clearance. Seller shall join with Buyer to request from any state Director of Revenue or comparable authority a statement showing the amount of taxes, interest, additions to tax or penalties due and owing by Seller or a certificate showing that no taxes, interest, additions to tax or penalties are due and owing by Seller in those jurisdictions where the taxing authority can collect taxes owed by the Seller against assets transferred by the Seller to Buyer.

5. ASSUMPTION OF LIABILITIES. EXCEPT AS OTHERWISE AGREED TO IN THIS AGREEMENT, THE BUYER SHALL NOT ASSUME OR AGREE TO ASSUME AND SHALL NOT ACQUIRE ANY LIABILITY OR OBLIGATION OF ANY KIND OR NATURE OF THE SELLER, DIRECT, CONTINGENT OR OTHERWISE.

6. REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1 Representations, Warranties and Covenants of the Seller. The Seller, represents, warrants, and agrees as follows:

a. Corporate Status. The Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Minnesota, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under all contracts that Seller has entered into that are in effect on the Closing Date. The Seller is duly qualified and licensed to do business as a foreign corporation and is in good standing under the laws of Minnesota, and each other jurisdiction in which either the property owned, leased or operated by it or the nature of the Right of Entry Agreements or the Assets as currently conducted makes such qualification or license necessary.

b. Legal and Binding Obligation. This Agreement is, and the documents referred to herein will be, upon execution and delivery, the legal, valid and binding obligation of the Seller and enforceable against the Seller in accordance with its respective terms. Corporate resolution or consent approving this transaction is attached as Exhibit 6.1(b).

c. Marketable Title. Except as set forth on Schedule 6.1.c., the Seller has and shall transfer to the Buyer good and marketable title to all of the Assets, and the Assets are free and clear of all pledges, mortgages, liens, encumbrances and security interests of any kind. All UCC terminations or amendments and any lien / lease payoff letters are attached to Schedule 6.1.c.

d. Legal proceedings; Orders. The Seller is not in default with respect to any order, writ, injunction, or decree (any “Order”) of any court or federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign. No event has occurred or circumstance exists that may constitute or result in a violation of or failure to comply with any term or requirement of any Order to which the Seller is subject. Except as set forth on Schedule 6.1.d., there is no pending or threatened proceeding (i) by or against the Seller that relates to or may affect the Assets; or (ii) that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. The proceedings listed on Schedule 6.1.d. will not have a material adverse effect on any of the transactions contemplated by this Agreement.

e. Performance of Obligations. Except as otherwise provided in Schedule 6.1.e., the Seller has performed and abided by all obligations required to be performed by it as of the date hereof and will continue to abide and perform such obligations up to and including the Closing Date, and the Seller is not in default under any license, permit, order, authorization, grant, contract, agreement, lease, or other document, order, or regulation to which it is a party or by which it is bound.

f. Power to Convey. The Seller has full power to execute and perform this Agreement and to convey the Assets as herein provided to the Buyer, and such execution and performance does not conflict with any provisions of its Articles of Incorporation or bylaws or with any contract to which it is a party or to which it is subject. The execution, delivery and performance of this Agreement by the Seller have been duly authorized by all necessary corporate action.

g. No Untrue Statement. Nothing in this Agreement, any statements delivered by the Seller, any schedule or exhibit attached hereto or delivered in accordance with the terms hereof, or any documents or statement in writing which has been supplied by or on behalf of the Seller, or by any of the Seller's directors or officers in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading.

h. Taxes. The Seller has filed and paid all taxes with respect to the Assets and/or Subscribers. There are no tax deficiencies or claims outstanding with respect to the Assets. The Seller has delivered to the Buyer copies of, and Schedule 6.1.h. lists, all such Tax Returns and reports filed by the Seller in connection with the Assets and/or Subscribers since January 1, 2005 (the “Seller Tax Returns”). All of the Seller Tax Returns are true, correct and complete in all material respects. There are no encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any tax, and there is no basis for assertion of any claims attributable to taxes which, if adversely determined, would result in any such encumbrance. Schedule 6.1.h. contains a complete and accurate list of all of the Seller Tax Returns that have been audited or are currently under audit by any state or federal taxing authority and accurately describes any deficiencies or other amounts that were paid or are currently being contested. No undisclosed deficiencies are expected to be asserted with respect to any such audit. There is no threatened or actual dispute or claim concerning any taxes of the Seller or the Asset either (i) claimed or raised by any governmental body in writing or (ii) as to which the Seller or its officers and directors have knowledge. There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by the Seller with respect to the Assets after the date of this Agreement.

i. Financial Statements. The Seller’s financial statements as of December 31, 2006, and the Statement of Income and Balance Sheet as of May 31, 2007, as they relate to the Assets (collectively, the “Financial Statements”), present fairly the Seller’s financial condition and results of operations of the Seller at and for the periods indicated, and have been prepared in accordance with standard accounting principles applied on a consistent basis. The Seller has no material liabilities contingent or otherwise, except as disclosed in the Financial Statements or as incurred as a result of the normal and ordinary operation of its business with respect to the Assets since December 31, 2006.

j. Vendors and Creditors. Attached hereto as Schedule 6.1.j. is a complete and accurate listing of the Seller’s current vendors and creditors who have billed Seller in excess of ten thousand dollars over the prior 12 months with respect to the Assets. There are no current or past vendors or creditors to whom any law, rule or regulation requires the delivery of notice or from whom any form of consent is required in connection with the undertaking of the transactions contemplated by this Agreement. In addition, except as otherwise disclosed on Schedule 6.1.d., the Seller is not engaged in nor is a party to any legal action, investigation, arbitration or other proceeding before any court, administrative agency or arbitrator with any of these vendors and creditors. The Seller shall indemnify the Buyer against all claims made by these vendors and/or creditors against the Buyer solely as they pertain to claims that exist prior to the Closing Date relating to the Assets transferred by Seller to Buyer hereunder.

k. Broker’s Fees. Neither the Seller nor any of its representatives have (directly or indirectly) in connection with this Agreement or the transactions contemplated hereby employed any broker or otherwise agreed to pay or incurred any obligation to pay to any third party any broker’s fee, any sales commission or any similar form of compensation, except for one-half of one (0.5%) percent of the initial Purchase Price (i.e. without regard to any Renewal Commissions) which Buyer shall pay as a broker’s fee to Don Johnson d/b/a Paradigm, and one and one-half (1.5%) percent of the initial Purchase Price (i.e. without regard to any Renewal Commissions) which Seller shall pay as a broker’s fee to Don Johnson d/b/a Paradigm.

l. Equipment. Schedule 6.1.l. sets forth a materially complete list and brief description of each item of the Equipment, including all equipment used, held for use or intended to be used primarily in the operation or conduct of the Right of Entry Agreements and whether the Seller or any of its affiliates lease or own such property. All Equipment is in good working order, is free from any material defect and has been well maintained, and no repairs, replacements or regularly scheduled maintenance relating to any such item has been deferred. All Equipment consists of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or on the accounting records of the Assets as of the Closing Date, as the case may be. Seller is not in possession of any Equipment not owned by it, including goods already sold. Equipment now on hand that was purchased after the date of the Balance Sheet was purchased in the ordinary course of business at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Equipment (whether raw materials, work-in-process or finished goods) is not excessive and is reasonable in the present circumstances of the Assets. Work-in-process Equipment is now valued, and will be valued on the Closing Date, according to Generally Accepted Accounting Principles (“GAAP”).

m. No Undisclosed Liabilities. The Seller has no liability except for liabilities reflected or reserved against in the Balance Sheet with respect to the Assets and current liabilities incurred in the ordinary course of business of the Assets since the date of the Balance Sheet.

n. Sufficiency of Assets.  The Assets comprise all of the assets employed by the Seller in connection with the Seller’s business with respect to the Subscribers and the Right of Entry Agreement in Properties set forth in Exhibit 1.1.a. Except as set forth in Paragraph 1 and Schedule 6.1.n., the Seller is transferring to the Buyer all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Assets and service the Subscribers, and are sufficient for the conduct of serving the Subscribers, immediately following the Closing, in substantially the same manner as currently conducted.

o. Labor Disputes; Compliance. Since January 1, 2005, the Seller has not been nor is the Seller a party to any collective bargaining or other labor contract in connection with the Assets. Since January 1, 2005, there has not been, there is not presently pending or existing, and to the Seller’s knowledge there is not threatened, (a) any strike, slowdown, picketing, organizing campaign, work stoppage, or employee grievance process with respect to the Assets, (b) any proceeding against or affecting the Seller with respect to the Assets relating to the alleged violation of any applicable law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting the Seller or its premises, or (c) any application for certification of a collective bargaining agent with respect to the Assets. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees or independent contractors by the Seller in connection with the Assets, and no such action is contemplated by the Seller in connection with the Assets. The Seller has complied in all material respects with all applicable laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing in connection with respect to the Assets. The Seller is not is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing applicable laws, including without limitation any retroactive workers’ compensation in connection with respect to the Assets.

p. Employees and Independent Contractors. Schedule 6.1.p. contains a list of the following information for each employee, director or independent contractor of the Seller proving services with respect to the Assets, including each employee or independent contractor on leave of absence or layoff status: employer; name; job title; current compensation paid or payable, Fair Labor Standards Act status as exempt or non-exempt and any change in compensation since January 1, 2006; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Seller’s or any business’ pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, vacation plan or any other employee plan. Seller is and shall remain responsible, until employment termination, for any and all outstanding and future compensation for such employees and independent contractors and any obligations accrued under the above mentioned benefit plans.

q. No Proprietary Rights. To the Seller’s knowledge, no employee, director or independent contractor of the Seller is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee, director or independent contractor and any other person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee, director or independent contractor in connection with the Assets, or (ii) the ability of the Buyer to maintain the Assets, including, without limitation, any Proprietary Rights Agreement with the Seller by any such employee, director or independent contractor. To the Seller’s knowledge, no director, officer, or other key employee or independent contractor of the Seller intends to terminate his employment or contractual relationship with respect to the Assets.

r. Compliance With Applicable Laws; Governmental Authorizations.

(a) Except as set forth on Schedule 6.1.r.(a) (i) the Seller is, and at all times since January 1, 2005, has been, in material compliance with each applicable law that is or was applicable to it or to the conduct or operation of the Assets; (ii) no event has occurred or circumstance exists that (A) may constitute or result in a violation by the Seller in connection with the Assets of, or a failure on the part of the Seller in connection with the Assets to comply with, any applicable law, or (B) may give rise to any obligation on the part of the Seller in connection with the Assets to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature; and (iii) the Seller has not received, at any time since January 1, 2005, any notice or other communication (whether oral or written) from any governmental body in connection with the Assets regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any applicable law or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Schedule 6.1.r.(b) contains a complete and accurate list of each governmental authorization that is held by Seller or the Assets that is otherwise required to operate the Assets. Each governmental authorization listed or required to be listed on Schedule 6.1.r.(b) is valid and in full force and effect.

s. No Material Adverse Change. Except as set forth on Schedule 6.1.s., since January 1, 2006, there has not been any material adverse change in the Seller, or the Seller’s assets or business related to the Assets.

t. Right of Entry, Contracts; No Defaults. Schedule 6.1.t.(a) contains a list, and the Seller has delivered to the Buyer complete and accurate copies, of all vendor contracts, Right of Entry Agreements and other acquired contracts that the Seller shall assign to the Buyer with respect to the Assets (the “Assigned Contracts”). Other than as set forth in Schedule 6.1.t.(a), there exists no Assigned Contract that is used in connection with or relates to the Assets. Schedule 6.1.t.(a) sets forth reasonably complete details concerning the Assigned Contracts, including the parties to the Assigned Contracts, the amount of the remaining commitment of the Seller under the Contracts, and the Seller’s office where details relating to the Assigned Contracts are located. Except as set forth on Schedule 6.1.t.(b), each Assigned Contract identified or required to be identified on Schedule 6.1.t.(a) is assignable by the Seller to the Buyer without the consent of any other person. Except as set forth on Schedule 6.1.t.(c), each Assigned Contract identified or required to be identified on Schedule 6.1.t.(a) (i) is in full force and effect and is valid and enforceable in accordance with its terms; and (ii) to the knowledge of the Seller, will not, upon completion or performance thereof have a material adverse affect on the business, assets or condition of the Buyer in connection with the Subscribers. Except as set forth on Schedule 6.1.t.(d), (i) the Seller is, and at all times since January 1, 2005, have been, in full compliance with all applicable terms and requirements of each Assigned Contract, (ii) no event has occurred or circumstance exists that may contravene, conflict with, or result in a violation or breach of, or give the Seller or any other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Assigned Contract, and (iii) the Seller has not given to or received from any other person, at any time since January 1, 2005, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Assigned Contract or has any reason to believe that any party to an Assigned Contract will cease to procure the services in connection with the Assets, will substantially reduce the procurement of services with respect to the Assets or Subscribers in the future or modify the terms of the Assigned Contract. There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Seller under current or completed Assigned Contracts with any person and no such person has made demand for such renegotiation.

u. Insurance.

(a) Schedule 6.1.u.(a) sets forth, by year, for the current policy year and each of the five preceding policy years with respect to the Assets a summary of the loss experience under each policy.

(b) Except as set forth on Schedule 6.1.u.(b): (i) all policies of insurance to which the Seller is or has been covered as an insured and which relate to the Assets (A) are valid, outstanding, and enforceable; (B) are issued by an insurer that is financially sound and reputable; (C) taken together, provide adequate insurance coverage in connection with the Assets for all risks normally insured against by a person carrying on the same business or businesses as Seller and for all risks to which Seller is normally exposed; (D) are sufficient for compliance with all applicable laws and Right of Entry Agreements related to the Subscribers; and (E) will continue in full force and effect for at least five years following the consummation of the transactions contemplated by this Agreement.

v. Environmental Matters. Except as set forth on Schedule 6.1.v. the Seller’s conduct of business with respect to the Assets is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any environmental law.

w. Intellectual Property Assets. Set forth on Schedule 6.1.w is a list and description of all patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, used, licensed or controlled by or the Seller and all goodwill associated therewith comprising “Intellectual Property Assets” with respect to the Assets. Such person owns or has the right to use and the Seller shall as of the Closing Date own or have the right to use the names, all assumed fictitious business names, any and all information, know-how, trade secrets, patents, copyrights, trademarks, trade names (and all derivatives thereof), software, formulae, methods, processes and other intangible properties that are necessary or customarily used by Seller for the ownership, management or operation of the Assets that otherwise comprise the Intellectual Property Assets, including those listed on Schedule 6.1.w. Except as set forth on Schedule 6.1.w, (i) the Seller is the sole and exclusive owner of all right, title and interest in and to all of the Intellectual Property Assets, and has the exclusive right to use, transfer and license the same, free and clear of any claim or conflict with the Intellectual Property Assets of others; (ii) no royalties, honorariums or fees are payable to any person by reason of the ownership or use of any of the Intellectual Property Assets; (iii) there have been no claims made against or asserting the invalidity, abuse, misuse, or unenforceability of any of the Intellectual Property Assets and no grounds for any such claims exist; (iv)  the Seller has not made any claim of any violation or infringement by others of any of its Intellectual Property Assets or interests therein and, to the knowledge of Seller, no grounds for any such claims exist; (v)  the Seller has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intellectual Property Assets, and neither the use of the Intellectual Property Assets nor the operation of the Assets is infringing or has infringed upon any intellectual property rights of others; (vi) the Intellectual Property Assets are sufficient and include all intellectual property rights necessary for the Seller to lawfully operate its business with respect to the Assets as presently being operated; (vii) no interest in any of the Intellectual Property Assets has been assigned, transferred, licensed or sublicensed by Seller to any person other than the Buyer pursuant to this Agreement; (viii) to the extent that any item constituting part of the Intellectual Property Assets has been registered with, filed in or issued by, any governmental authority, such registrations, filings or issuances are listed on Schedule 6.1.w and were duly made and remain in full force and effect; (ix) to the knowledge of the Seller, there has not been any act or failure to act during the prosecution or registration of, or any other proceeding relating to, any of the Intellectual Property Assets or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of the Intellectual Property Assets; (x) to the extent any Intellectual Property Asset constitutes proprietary or confidential information, such information has been adequately safeguarded from disclosure; and (xi) to the knowledge of the Seller, all of the Seller’s current Intellectual Property Assets will remain in full force and effect following the Closing without alteration or impairment.

x. Certain Payments. Since January 1, 2005, neither the Seller nor any of its representatives, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Seller with respect to the Assets, or (iv) in violation of any applicable law, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Seller with respect to the Assets.

y. Solvency.

(a) Seller is not now insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this section, “insolvent” means that the sum of the debts and other probable liabilities of the person exceeds the present fair saleable value of the person’s assets.

(b) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) the Seller will be able to pay the Seller’s liabilities as they become due in the usual course of its business; (ii) the Seller will not have unreasonably small capital (except with respect to current cash and accounts receivable) with which to conduct its present or proposed business; (iii) the Seller will have assets (calculated at fair market value) that exceed its liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against the Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of such person. The cash available to the Seller after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

z. Suppliers. Set forth on Schedule 6.1.z. is a list of the five most significant suppliers of services (including, without limitation, subcontractors), supplies, merchandise or other goods for the Seller with respect to the Assets in terms of purchases for the twelve-month period ended June 30, 2007, by the Seller with respect to the Assets, showing the amount paid to each such significant supplier during such period. Except as disclosed on Schedule 6.1.z., the Seller has not received any notice nor does the Seller have any reason to believe that any such supplier will not sell supplies, merchandise and other goods or other services to the Buyer on the same terms and conditions as those used in its current sales to the Seller in connection with the Subscribers, subject only to general and customary price increases.

aa. Disclosure. No representation or warranty of the Seller in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 14.4 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading. There is no fact known to the Seller that has specific application to the Seller (other than general economic or industry conditions) and that would have a material adverse effect with respect to the Assets.

bb.  Nature and Term of Seller’s Representations, Warranties and Covenants. Notwithstanding anything else in this Agreement, the Seller’s representations, warranties, and covenants herein only cover the period beginning January 1, 2005 through December 31, 2008.

6.2  Representations, Warranties and Covenants of the Buyer. The Buyer represents and warrants to the Seller as follows:

a. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington.

b. The Buyer has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by the Buyer have been duly authorized by all necessary corporate action. Upon execution of this Agreement by the Buyer and delivery of this Agreement by the Buyer to the Seller, this Agreement will constitute the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms. Corporate resolution or consent approving this transaction is attached as Exhibit 6.2(b).

c. To its knowledge, the execution, delivery and performance of this Agreement by the Buyer does not and will not violate, conflict with or result in the breach of any term, condition or provision of: (i) any existing law, ordinance, or governmental rule or regulation to which the Buyer is subject or (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Buyer.

d. The execution, delivery and performance of this Agreement by the Buyer does not and will not violate, conflict with or result in the breach of any term, condition or provision of the Buyer’s articles of incorporation and/or bylaws.

e. There is no pending proceeding that has been commenced against the Buyer that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. To the Buyer’s knowledge, no such proceeding has been threatened.

6.3  Survival of Representations and Warranties. The representations and warranties of the Parties with respect to taxes and environmental claims shall survive the Closing until the applicable statute of limitations. All of the Parties’ other representations and warranties shall survive the Closing until December 31, 2008.

7. INDEMNIFICATION

7.1  Buyer’s Obligations. The Buyer agrees to indemnify and hold the Seller harmless from and against all damages to and liabilities resulting from or relating to demands, claims, actions or causes of action, assessments or other losses, costs and expenses relating thereto, including reasonable out-of-pocket attorneys’ fees and expenses by reason of or resulting from: (a) a breach of any representation or warranty of the Buyer contained in or made pursuant to this Agreement, (b) the failure of the Buyer to perform or observe any term, provision or covenant or agreement to be performed or observed by it pursuant to this Agreement, (c) any actions, lawsuits or proceedings (actual or threatened and relating to activities of the Buyer) that relate to any breach by the Buyer of the representations and warranties made by the Buyer hereunder, or (d) the business operations with respect to the Assets subsequent to the Closing to the extent that such operations are not adversely impacted by such operations on or before the Closing.

7.2  Seller’s Obligations. The Seller hereby agrees to indemnify, defend and hold the Buyer and its officers, directors, agents, and members harmless from and against all damages to and liabilities resulting from or relating to demands, claims, actions or causes of action, assessments or other losses, costs and expenses relating thereto, including reasonable out-of-pocket attorneys’ fees and expenses by reason of or resulting from: (a) a breach of any representation or warranty of the Seller contained in or made pursuant to this Agreement, (b) the failure of the Seller to perform or observe any term, provision or covenant or agreement to be performed or observed by it pursuant to this Agreement, (c) any actions, suits or proceedings (actual or threatened and relating to activities of the Seller) that relate to any breach by the Seller of the representations and warranties made by the Seller hereunder, (d) a breach by either Party of any “bulk sales” or similar laws; or (e) all business operations with respect to the Assets on or before the Closing Date, including any third-party claims, actions, lawsuits or proceedings (actual or threatened and relating to activities of the Seller) arising as a result of or in connection with the manufacture, use, handling and sale of the Assets or Subscribers and/or the Seller’s operations with respect to the Assets and/or Subscribers on or before the Closing Date.

7.3  Limitation on Obligations. No claim for indemnification will be made by a Party (“Indemnitee”) with respect to any individual item of liability or damage unless the aggregate of all such claims by such Party shall be in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00) (the “Basket”). In the event that the aggregate of claims asserted by one Party against another exceeds the Basket, the claiming Party, upon proof of entitlement to recovery, shall be entitled to recover from the first dollar of such claims; provided, however, that in no event will a Party’s obligations under Section 7.1 or Section 7.2 exceed the Purchase Price. The Buyer and the Seller agree that they will have until December 31, 2008, to bring a claim under Section 7.1 or 7.2, as the case may be.

7.4  Right to Offset. The Buyer shall have the right to offset against, or deduct from, any amounts payable to the Seller any amounts due and payable by the Buyer to any third party pursuant to final judgment of a court of competent jurisdiction, outcome of dispute resolution proceedings, or any settlement approved by the Seller related to any and all issues arising from a breach of this Agreement. Notwithstanding Section 7.3 of this Agreement, the Buyer’s entitlement to recovery under this Section 7.4 shall be from the first dollar of such claims.

7.5  Defense of Claims. If any Indemnitee receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity that is not a party to this Agreement (a “Third Party Claim”) against such Indemnitee, with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) calendar days after receipt of notice of such Third Party Claim; provided, however, that the failure of the Indemnitee to notify the Indemnifying Party shall only relieve the Indemnifying Party from its obligation to indemnify the Indemnitee pursuant to this Article to the extent that the Indemnifying Party is materially prejudiced by such failure (whether as a result of the forfeiture of substantive rights or defenses or otherwise). Upon receipt of notification of a Third Party Claim, the Indemnifying Party shall be entitled, upon written notice to the Indemnitee, to assume the investigation and defense thereof. Whether or not the Indemnifying Party elects to assume the investigation and defense of any Third Party Claim, the Indemnitee shall have the right to employ separate counsel and to participate in the investigation and defense thereof; provided, however, that the Indemnitee shall pay the fees and disbursements of such separate counsel unless (i) the employment of such separate counsel has been specifically authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party has failed to assume the defense of such Third Party Claim within a reasonable time after receipt of notice thereof, or (iii) the named parties to the proceeding in which such claim, demand, action or cause of action has been asserted include both the Indemnifying Party and such Indemnitee and, in the reasonable judgment of counsel to such Indemnitee, there exists one or more defenses that may be available to the Indemnitee that are in conflict with those available to the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party shall not be liable for the fees and disbursements of more than one counsel for all Indemnitees in connection with any one proceeding or any similar or related proceedings arising from the same general allegations or circumstances. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim that would lead to liability or create any financial or other obligation on the part of the Indemnitee unless such settlement includes as an unconditional term thereof the release of the Indemnitee from all liability in respect of such Third Party Claim. If a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnitee in writing of the Indemnifying Party's willingness to accept the settlement offer and pay the amount called for by such offer without reservation of any rights or defenses against the Indemnitee, the Indemnitee may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Third Party Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the sum of the settlement offer that the Indemnitee declined to accept or (B) the aggregate Indemnifiable Losses of the Indemnitee with respect to such claim.

8. DUE DILIGENCE INSPECTION.

8.1  Due Diligence Period. Commencing on the Effective Date, and until the final Closing (the "Due Diligence Period"), the Buyer, through its officers, employees, consultants, agents, trustees, accountants, attorneys, independent appraisers or other representatives (the “Buyer Parties”), shall perform a due diligence examination of all information and documents relevant to this Agreement. Upon reasonable prior notice, (1) the Buyer shall be entitled to make physical site inspections of all real and personal property owned or leased by the Seller with respect to the Assets; (2) the Buyer shall be entitled to interview the Seller's personnel with respect to the Assets; and (3) the Buyer shall be entitled to review customer information with respect to the Subscribers during the Due Diligence Period; provided, however, that such examination and inspection shall not unreasonably interfere with the Seller’s normal operations. Representatives of the Seller shall be entitled to attend any physical inspection of the Seller with respect to any of the Assets made by the Buyer. Notwithstanding the foregoing, the Buyer will not conduct any interviews with any employees or third party customers of the Seller during the Due Diligence Period until the Buyer and the Seller mutually agree on acceptable procedures and timing for such interviews. Each of the Parties agrees to keep all information acquired as a result of these inspections or examinations, to the extent that such information does not or shall not otherwise come into the public domain, confidential and will not disclose it to any person or use it for any other purpose other than as required by law. In the event that the contemplated transaction does not close, each Party will return to the other Party, all confidential information and materials relating to it.

8.2  Cooperation. The Seller shall cooperate with the Buyer during the Due Diligence Period in providing, through its officers, employees, attorneys, accountants and other representatives, reasonable access to the properties, books, records, tax papers and other materials requested by the Buyer and a reasonable opportunity to discuss the operations, business, and financial affairs of the Seller with respect to the Assets, as the Buyer reasonably considers necessary or appropriate for completion of its due diligence investigation.

9. CONDITIONS PRECEDENT. The Closing of the transactions contemplated by this Agreement shall be conditioned upon the satisfaction of the following conditions precedent on or before the Closing:

9.1  Accuracy of Representations. All of the Seller’s representations and warranties in this Agreement (considered collectively), and each of the representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Seller’s schedules, except (a) those representations and warranties of the Seller that are made as of a certain date, shall have been true and correct as of such date, and (b) those representations and warranties of the Seller that are qualified by materiality shall be true and correct in all respects.

9.2  Seller’s Performance. All of the covenants and obligations of the Seller that are required to be performed or complied with pursuant to this Agreement at or prior to the Closing must have been performed and complied with to the reasonable satisfaction of the Buyer. Each document required to be delivered pursuant to this Agreement must have been delivered.

9.3  Consents. Each consent identified on Schedule 6.1.t(b) or required pursuant to any other provisions in this Agreement where consent is required, must have been obtained in form and substance reasonably acceptable to the Buyer and must be in full force and effect.

9.4  No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against the Buyer or the Seller, any proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

9.5  No Prohibition. Neither the consummation nor the performance of any of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause the Buyer to suffer any material adverse consequence under any applicable law or order.

9.6   Due Diligence. The Buyer’s reasonably satisfactory completion (in the Buyer’s sole and absolute discretion) of a due diligence investigation related to the Assets and the Seller.

9.7   Bank Consent.  The Buyer shall have received any written consents of any entity or person necessary to the transactions contemplated by this Agreement pursuant to any outstanding loan, pledge, or security agreement of Buyer.

9.8   Regulatory Approvals. All required governmental and regulatory requirements must be satisfied, and this Agreement will not violate any federal, state or local statute, rule, regulation or order.

9.9   Due Diligence Review. The results of the due diligence inspection performed by the Buyer pursuant to Section 8.1 of this Agreement shall be satisfactory, as determined by the Buyer in its reasonable judgment.

9.10 Non-competition Agreement. The Seller shall enter into a non-competition agreement with the Buyer with respect to the Assets, in substantially the form attached as Exhibit 9.10, pursuant to which the Seller shall agree not to engage, whether directly, indirectly or through any affiliate, at the properties set forth in Exhibit 1.1 subsequent to the Closing (the "Non-competition Agreement"). The Non-Competition Agreement shall not cover the Seller’s DIRECTV Master System Operator third party program or the Seller’s third party call center services.

9.11 Compliance with Bulk Sales Laws.  Subject to Seller’s indemnification of Buyer set fort in Section 7.12, each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar laws and all other similar laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement.

10. DISPUTE RESOLUTION. Any dispute arising out of or related to this Agreement, which cannot be resolved by negotiation, shall be settled by binding arbitration conducted by a single arbitrator, selected by mutual agreement of the Seller and the Buyer, conducted in Chicago, Illinois in accordance with the rules then in effect of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Each party to arbitration shall pay its own expenses and attorneys fees and the fees of each arbitrator, the administrative fee of the American Arbitration Association shall be borne equally by the parties., . Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the Parties hereto and may be enforced by any court of competent jurisdiction. The Parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the Parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement.

11. TERMINATION

11.1 This Agreement may be terminated by written notice of termination at any time before transfer of the Assets to the Buyer only as follows:

a. by mutual consent of the Seller and the Buyer;

b. by the Buyer, (i) if there is a material adverse change in the make-up or financial condition of the Assets or Seller’s business affecting the Assets (including, without limitation, the Right of Entry Agreements), or (ii) if required regulatory approvals for the transactions contemplated hereunder have not been obtained or if conditions imposed by the regulatory authorities are unacceptable in the reasonable judgment of the Buyer.

11.2 This Agreement may be terminated by written notice of termination at any time only as follows:

a. by the Buyer, if at any time the representations and warranties of the Seller contained in Section 6.1 hereof were incorrect in any material respect when made or at any time thereafter; or

b. by the Seller, at any time if the representations and warranties of the Buyer contained in Section 6.2 hereof were incorrect in any material respect when made or at any time thereafter.

c.  by the Seller at anytime after September 30, 2007.

11.3 In the event of the termination hereof pursuant to the provisions of this Section 11.1, this Agreement shall become void and have no effect, without any liability on the part of any of the Parties or their directors, officers, members, agents, or representatives in respect of this Agreement; provided, however, that if the termination was made pursuant to Section 11.2 of this Agreement, the Party whose representations and warranties were incorrect or who breached such covenant shall be liable to the other Party for all out-of-pocket costs and expenses of the non-breaching Party in connection with the preparation (including due diligence), negotiation, execution and performance of this Agreement, up to Ten Thousand and No/100 Dollars ($10,000.00) of actual costs (including attorneys’ and accountants’ fees).

12. EXPENSES.  Except as otherwise expressly provided in this Agreement, each Party shall be responsible for and bear all of its own costs and expenses incurred in connection with the transaction, including without limitation, all accounting, legal, finder, broker and other fees and expenses. This agreement and mutual covenant on behalf of the Parties shall survive regardless of whether the Transaction contemplated by this Agreement is consummated. The parties agree to each pay one-half of any DIRECTV transfer fees or charges; and that Buyer shall pay one-half of one percent of the initial Purchase Price (i.e. without regard to any Renewal Commissions) as a broker’s fee to Don Johnson d/b/a Paradigm.

13. CONDUCT OF BUSINESS PRIOR TO THE CLOSING

13.1 The Seller shall conduct its business and affairs in the ordinary course and consistent with prior practice and shall maintain, keep and preserve its assets in good condition. In addition, the Seller shall not, without the Buyer’s prior written consent, enter into any contract, agreement or other understanding with respect to the Seller’s assets involving the Subscribers other than in the ordinary course of business.

13.2 The Seller also shall preserve for the benefit of the Buyer the goodwill of the Seller’s suppliers and customers and maintain its current existing insurance coverage with respect to the Subscribers.

14. GENERAL TERMS

14.1 Entire Agreement. This Agreement and all agreements referred to herein, all of even date herewith, set forth the entire agreement between the Parties with respect to its subject matter, merges all prior discussions and letters of intent and, as of the Closing Date. Oral explanation or information by either Party to the other shall not alter the meaning or interpretation of this Agreement.

14.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

14.3 Modifications. This Agreement may only be modified by a written document executed by both Parties. The waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.

14.4 Notices. All notices required or permitted to be given hereunder shall be in writing and shall be delivered by hand, by facsimile if the Party to whom the notice is being sent has a receiving device in his office, or if dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows:

If to Buyer, to:	MDU Communications (USA) Inc. 60-D Commerce way Totowa, NJ 07512 Attention: President Facsimile: (973) 237-9243

with a copy to:	MDU Communications (USA) Inc. 60-D Commerce way Totowa, NJ 07512 Attention: Brad Holmstrom Facsimile: (973) 237-9243

If to Seller:	Multiband Corporation 9449 Science Center Drive New Hope, MN 55428 Attn: President Facsimile: (763) 201-7863

with a copy to:	Steven Bell, Esq. Multiband Corporation 9449 Science Center Drive New Hope, MN 55428

Notices shall be deemed served when received by addressee, or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Either Party may change its address for notices by giving the other Party notice of such change pursuant to this Section 14.4.

14.5 Severability. If any provision of this Agreement is determined by a court to be unenforceable, the Parties shall deem the provisions to be modified to the extent necessary to allow it to be enforced to the extent permitted by law, or if it cannot be modified, the provision will be severed from this Agreement, and the remainder of the Agreement will continue in effect.

14.6 Attorneys’ Fees and Costs. In the event that any Party takes any action to enforce the terms of this Agreement, the Party prevailing in any such action shall have the right to recover from the other Party all of its reasonable attorneys' fees, court costs and expenses incurred in connection with such action.

14.7 Interpretation. When a reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section, Schedule or Exhibit of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “included,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” When used in this Agreement, the word “primarily” shall be deemed to be followed by the phrase “or exclusively.” All accounting terms not defined in this Agreement shall have the meanings determined by United States generally accepted accounting principles. The Parties acknowledge that both Parties have participated in the drafting and preparation of the documents involved in this transaction to which they are Parties and agree that any rule of construction to the effect that ambiguities are to be construed against the drafting party shall not be applied to the construction or interpretation of such agreements. Whenever the word “Agreement” appears it shall mean this Agreement together with all Schedules and Exhibits hereto.

14.8 Assignment and Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Buyer, on the one hand, or Seller, on the other hand, without the prior written consent of the other.

14.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original of the Party whose signature appears on such counterpart and both of which together shall constitute one instrument. The Parties agree that a signature by facsimile shall be treated as an original signature.

 [Signatures on next page]

IN WITNESS WHEREOF, the undersigned duly authorized representative of each Party has executed this Asset Purchase Agreement as of the date first written above.

SELLER:	MULTIBAND CORPORATION, a Minnesota corporation

By:
Jim Mandel Its: President

BUYER:	MDU COMMUNICATIONS (USA) INC., a Washington corporation

By:
Sheldon Nelson Its: President and Chief Executive Officer

INDEX OF EXHIBITS AND SCHEDULES
TO THE ASSET PURCHASE AGREEMENT

Exhibit 1.1A	List of Properties and Subscribers as of June 30, 2007
Exhibit 1.1E	Revenue Collected and Accounts Receivable for Services to be Provided after the Effective Date
Exhibit 1.1H	List of Acquired Documents
Exhibit 1.2	List of ROE Agreements Needing Written Consent
Exhibit 3.2	Wire Transfer Instructions
Exhibit 3.2B	Valuation of Properties Needing Written Consent
Exhibit 3.4	Renewal Commission Formula and Schedules
Exhibit 3.6	Allocation of Purchase Price
Exhibit 4.2	Transition Agreement
Exhibit 6.1B / 6.2B	Buyer / Seller Board Resolutions
Exhibit 9.10	Non-Compete Agreement
Schedule 6.1.c	Exceptions to Good and Marketable Title to Assets
Schedule 6.1.d	Pending or Threatened Proceedings
Schedule 6.1.e	Performance Obligation Exceptions
Schedule 6.1.h	Tax Returns
Schedule 6.1.j	Current Vendors and Creditors
Schedule 6.1.l	Equipment / Inventory List
Schedule 6.1.n	Asset Transfer Exceptions
Schedule 6.1.p	List of Employees with Respect to the Assets / Subscribers
Schedule 6.1.r(a)	Exceptions to Compliance with Law
Schedule 6.1.r(b)	Government Authorizations
Schedule 6.1.s	Material Adverse Change
Schedule 6.1.t(a)	List and Description of Assigned Contracts
Schedule 6.1.t(b)	Assigned Contracts Needing Consent
Schedule 6.1.t(c)	Exceptions to Assigned Contracts Being in Full Force and Effect
Schedule 6.1.t(d)	Assigned Contract Violations, Breaches, Defaults, Renegotiations
Schedule 6.1.u	Insurance Policy History
Schedule 6.1.b	Insurance Policy Representations
Schedule 6.1.v	Environmental Matters
Schedule 6.1.w	Intellectual Property
Schedule 6.1.z	Significant Suppliers

EXHIBIT 1.1.A

PROPERTY AND SUBSCRIBER COUNT LISTING

[attached]

EXHIBIT 1.1.E

REVENUE COLLECTED AND ACCOUNTS RECEIVABLE
FOR SERVICES TO BE PROVIDED AFTER THE EFFECTIVE DATE

[to be determined]

EXHIBIT 1.1.H

ACQUIRED DOCUMENTS

ROE Agreements and Addendums
Assignment Consents
Revenue Share Detail
Door Fees Detail
Roof Rental Agreements
Asset Purchase Agreements
Property Name, Address, Units
Management Entity Contacts
Billing Address
Property Services Description
Property Pricing Guide/Brochure
Property Channel Guide
Customer Agreements
Current DIRECTV Subscriber Report
Active Subscribers (by Property)
Customer Information / Billing
Equipment Lease Payoffs (if any)
Equipment Impairments
Vendor Statements
Revenue Report by Property
AR Report - Bulk
AR Report - Subscriber
Deposit Report
Bulk Billing Rates and Reports
Customer Billing Reports and Cycles
Billable Items (packages / rates)
Rate Increase Notices
Video As-Built Diagrams
Video As-Built BOM / Equipment List
Internet As-Built Diagrams
Internet As-Built BOM / Equipment List
Telecom As-Built Diagrams
Telecom As-Built BOM / Equipment List
System Maintenance / Outage Logs
DIRECTV/SMATV/Transport Property ID
Programming Agreements
Data Circuit Agreements
Telecom Agreements
Contractor Agreements
Local Technical Contact Lists

EXHIBIT 1.2

RIGHT OF ENTRY AGREEMENTS NEEDING CONSENT TO ASSIGNMENT

Property Name	Property Address	City	St.	Units	Subs
Brookridge Mobile Home Community	7300 Brookridge Central Blvd.	Brooksville	FL	477	206
Hawaiian Isles Mobile Home Park	4120 Cochroach Bay Road	Ruskin	FL	1033	239
Senate Manor Mobile Home Park	6905 Clemons Blvd	Port Richey	FL	365	89
River Trails Mobile Home Parks	16900 Slater Road N	N. Ft. Myers	FL	243	44
River Estates Mobile Home Park	16900 Slater Road N	Ft. Myers	FL	183	55
Southport Springs Mobile Home Park	3509 South Port Springs Parkway	Zephyrhills	FL	240	200
18th Street Lofts	1801 South Michigan Ave	Chicago	IL	53	53
Hackberry Creek Village	4956 North Oconnor Road	Irving	TX	1250	1,000
226 North Clinton Street	226 N Clinton St	Chicago	IL	176	206
Randolph Place Residences Condos	165 N. Canal St.	Chicago	IL	341	341
Lakeview Place	1315 W.Lake Street	Addison	IL	162	162
East View Park Condo. Assoc.	5427 S. East View Park	Chicago	IL	110	110
Park 100 Apts	100 Park Avenue West	Denver	CO	158	62
Prairie District Homes	1717 South Prairie	Chicago	IL	177	196
Gold Coast Condominium Assoc.	71 E. Division St	Chicago	IL	92	92
The Bellclaire	7 Bell St #106	Montclair	NJ	70	73
Spring Hills at Morristown	17 Spring Place	Morristown	NJ	104	102
Tamai Towers	1255 19th St	Denver	CO	199	199
MDA City Apartments	63 East Lake Street	Chicago	IL	190	337
One Carnegie Hill	215 East 96th St.	New York	NY	462	35
The Cloister	2108 W North Ave.	Chicago	IL	41	1
Hotel Des Artiste	1 West 67th St.	New Yorl	NY	108	6
50 Murray and 53 Park Place	50 Murray St.	New York	NY	505	32
222 East Chestnut	222 East Chestnut	Chicago	IL	46	46

EXHIBIT 3.2

WIRE TRANSFER INSTRUCTIONS

Convergent Capital:

Associated Bank
5353 Wayzata Blvd.
St. Louis Park, MN 55416
ABA# 075900575

Convergent Capital Partners I, L.P.
505 N. Highway 169
Suite 245
Minneapolis, MN 55441
Acct. # 9425283

Multiband:

Wells Fargo Bank, NA
406 Main Ave
Fargo ND 58126

ABA# 121000248
Account #872-5000104
Multiband Subscriber Services Inc
Business Performance Savings

Hudson / SRG:

BS AG STAMFORD BRANCH
ABA:  026007993
A/C 101-WA-377104-000
SWIFT:  UBSWUS33
FBO:  HUDSON BAY FUND LP
A/C:  75200477

Exhibit 3.2B

Valuation of Properties Needing Consents for Assignment
Property Name	Property Address	City	St.	Value $	Units	Subs
Brookridge Mobile Home Community	7300 Brookridge Central Blvd.	Brooksville	FL	80,000	477	206
Hawaiian Isles Mobile Home Park	4120 Cochroach Bay Road	Ruskin	FL	81,260	1033	239
Senate Manor Mobile Home Park	6905 Clemons Blvd	Port Richey	FL	40,000	365	89
River Trails Mobile Home Parks	16900 Slater Road N	N. Ft. Myers	FL	14,960	243	44
River Estates Mobile Home Park	16900 Slater Road N	Ft. Myers	FL	28,000	183	55
Southport Springs Mobile Home Park	3509 South Port Springs Parkway	Zephyrhills	FL	207,000	240	200
18th Street Lofts	1801 South Michigan Ave	Chicago	IL	30,000	53	53
Hackberry Creek Village	4956 North Oconnor Road	Irving	TX	340,000	1250	1,000
226 North Clinton Street	226 N Clinton St	Chicago	IL	110,000	176	206
Randolph Place Residences Condos	165 N. Canal St.	Chicago	IL	115,940	341	341
Lakeview Place	1315 W.Lake Street	Addison	IL	55,080	162	162
East View Park Condo. Assoc.	5427 S. East View Park	Chicago	IL	37,400	110	110
Park 100 Apts	100 Park Avenue West	Denver	CO	21,080	158	62
Prairie District Homes	1717 South Prairie	Chicago	IL	73,000	177	196
Gold Coast Condominium Assoc.	71 E. Division St	Chicago	IL	31,280	92	92
The Bellclaire	7 Bell St #106	Montclair	NJ	24,820	70	73
Spring Hills at Morristown	17 Spring Place	Morristown	NJ	34,680	104	102
Tamai Towers	1255 19th St	Denver	CO	67,660	199	199
MDA City Apartments	63 East Lake Street	Chicago	IL	315,000	190	337
One Carnegie Hill	215 East 96th St.	New York	NY	27,000	462	35
The Cloister	2108 W North Ave.	Chicago	IL	340	41	1
Hotel Des Artiste	1 West 67th St.	New York	NY	2,040	108	6
50 Murray and 53 Park Place	50 Murray St.	New York	NY	11,000	505	32
222 East Chestnut	222 East Chestnut	Chicago	IL	15,640	46	46

EXHIBIT 3.4

Renewal Commission Formula

1.
The Parties have hereby agreed that Buyer shall pay to Seller, during a period not to exceed twenty-four (24) months from the initial Closing Date, a quarterly commission on renewals of Right of Entry Agreements once the Buyer has achieved a certain Return on Investment (“ROI”) of 30%. The Purchase Price of $4.008 million already includes within its calculation that Buyer will, within twenty four (24) months, renew a certain number of Right of Entry Agreements so as to achieve an ROI of 30%.

2.
The current Purchase Price of $4.008 million, without any assumption of renewal of Right of Entry Agreements, gives Buyer an ROI of 13% (“Base ROI”). Therefore, no renewal commissions will be owed Seller until Buyer’s collective ROI on the transaction exceeds 30%.

3.
ROI is the ratio of subscriber acquisition costs, including the initial purchase price and up to one million ($1.0 million) dollars of incremental capital costs incurred in upgrading the properties, to the total monthly subscriber revenue from the properties. ROI corresponds to the internal rate of return (“IRR”) at which point the net present value (“NPV”) on the investment is zero. The factors that impact the ROI (on an individual property basis) either in the positive or the negative include, but are not limited by:

Positive:
a. Length of access agreement renewal;
b. Price increases;
c. Additional services offered to a property;
d. Reductions in programming, circuit, telephony costs;
e. Increased residuals;
f. Increased units and/or penetration rates.

Negative:
a. Additional capital investment, up to one million ($1.0 million) dollars ;
b. Increased revenue share or door fees
c. Revenue loss
d. Increase in programming, circuit telephony costs
e. Loss of services to a property
f. Decrease in units and/or penetration rates

4.
The NPV calculation is based on future and present cash flows, whether positive or negative, including without limitation, those items mentioned in paragraph 3, above. However, up to only one million ($1.0 million) dollars in capital costs will be included in this calculation. Any investment by Buyer beyond this amount for capital upgrades shall not affect the renewal formula and shall be solely the responsibility of Buyer.

5.
Schedule B to this Exhibit demonstrates how the ROI as of the Closing Date (13%) is calculated. The base ROI is determined utilizing the Purchase Price before any renewals or changes to existing Right of Entry Agreements. The total revenue and total direct costs, including revenue share, is derived from all the properties listed in Schedule A to this Exhibit. By way of example achieving a renewal rate of 50% of the Right of Entry Agreements for a average renewal period of four (4) years, increases the ROI to 30% based on the initial purchase price of $4.008M (see Schedule C to this Exhibit). The same ROI may be achieved assuming that fewer Right of Entry Agreements are renewed but for periods longer than four (4) years.

6.
On a monthly basis, Buyer will prepare a report showing which of the Right of Entry Agreements have been renewed, the new ROI for the renewed Right of Entry Agreement and the impact of the Base ROI. If and when Buyer renews more than 50% of the Right of Entry Agreements or for an average of four (4) years, or if the ROI exceeds 30% due to other increases in revenue or decreases in direct costs during this twenty four (24) month period, Buyer will pay to Seller a quarterly Renewal Commission.

7.
As the ROI exceeds the goal of 30%, the valuation of the acquisition will exceed the original purchase price. The differential between the higher valuation and original Purchase Price will be due Seller. Once the valuation exceeds the ROI goal of 30%, each higher ROI percent becomes the new basis for determining amounts due to Multiband. If, as a result of a negative factor listed below, the ROI should decline in certain months below the new base, Buyer will not be required to make any payments to Seller for an increase in valuation back to the new ROI base.

8.	In no event shall the total amount of Renewal Commission payable by Buyer to Seller exceed the amount of four million dollars ($4,000,000).

9.	The following chart shows the level of payments that would be owed to Seller once the ROI exceeds 30%:

[chart]

10.
Upon reasonable notice and at its own expense, Seller shall have the right to have its own personnel or a nationally recognized accounting firm mutually agreed upon by the Buyer and the Seller audit the accuracy of Buyer’s Renewal Commission paid to Seller for the quarterly periods.

11.	The payment of all renewal commissions to seller shall be guaranteed by Buyer’s parent corporation.

SCHEDULES A, B, C TO EXHIBIT 3.4

[attached]

EXHIBIT 3.6

ALLOCATION OF PURCHASE PRICE

EXHIBIT 4.2

TRANSITION AGREEMENT

EXHIBITS 6.1B AND 6.2B

BUYER / SELLER BOARD RESOLUTIONS

[attached]

EXHIBIT 9.10

NON-COMPETITION AGREEMENT

Schedule 6.1.c

MARKETABLE TITLE / LIENS

					Filing
		Debtor	Creditor	Description	Date	Lien Amount	Outstanding
1	.	Multiband	21st Century	UCC-1 #	8/12/2004	$272,415.31	Will be paid off at
		Corporation	Satellite	200407638863			closing
			Communications,
			Inc.
2	.	Multiband Subscriber	Crown Bank	UCC Fin. Stmt. #	8/18/2006	n/a	Specific leased assets
		Services, Inc.		200613165540			not covered by APA
3	.	Multiband	21st Century	UCC Fin. Stmt. #	8/12/2003	See 1, above	Will be paid off at
		Corporation	Satellite	200412865542			closing
			Communications,
			Inc.
4	.	Multiband	21st Century	UCC Fin. Stmt. #	8/12/2004	See 1, above	Will be paid off at
		Corporation	Satellite	200412865578			closing
			Communications,
			Inc.
5	.	Multiband Subscriber	Crown Bank	UCC Fin. Stmt. #	8/21/2006	n/a	Specific leased assets
		Services, Inc.		200612435780			not covered by APA
6	.	Multiband	Huable Growth	UCC Fin. Stmt. #	11/22/2004	$457,373,02	Iriquois, Rock Hill &
		Corporation	Partners, L.P., et al	200414085998			SRG will be paid off at
			per UCC				closing
			amendments
7	.	Multiband Subscriber	Crown Bank	UCC Fin. Stmt. #	8/21/2006	n/a	Specific leased assets
		Services, Inc.		200612436345			not covered by APA
8	.	Multiband	Convergent Capital	UCC Fin. Stmt. #	4/5/2005	$2,500,000	UCC will be amended
		Incorporated	Partners 1, L.P.	200515898131			at closing and $1M
							paid at closing.
9	.	Multiband Subscriber	Convergent Capital	UCC Fin. Stmt. #	6/25/2005	See 8, above	UCC will be amended
		Services, Inc.	Partners 1, L.P.	200516993534			at closing and $1M
							paid at closing, above.

Terminations / Amendments / Payoff Letters

[attached]

SCHEDULE 6.1.d

LEGAL PROCEEDINGS RELATING TO THE ASSETS

NONE

SCHEDULE 6.1.e

UNPERFORMED OBLIGATIONS

None

SCHEDULE 6.1.h

SELLER TAX RETURNS

[provided, but not attached]

SCHEDULE 6.1.j

VENDORS AND CREDITORS

				Zip	Phone
Vendor Name	Address	City	St.	Code	Number
21st Century Satellite Communications	PO Box 272550	Tampa	FL	33688-2550	(813) 833-4398 Ext. 0000
ACC Business	P.O. Box 13136	Newark	NJ	07101-5636	(800) 322-3076 Ext. 5882
AT & T - (BELL SOUTH)	P O BOX 70529	CHARLOTTE	NC	28272-0529	(866) 620-6000 Ext. 0000
B.I.T. Consulting	8242 Commercial Way	Weeki Wachee	FL	34613	(352) 279-0961 Ext. 0000
Brion Enterprises, Inc.	2862 Nagle Street	Dallas	TX	75220-4592	(214) 357-1947 Ext. 0029
Cable Tech Television	229-32 129th Ave.	Laurelton	NY	11413	(718) 528-7503 Ext. 0000
COMCAST MEDIA CENTER	13431 COLLECTIONS DRIVE	CHICAGO	IL	60693
Communication Technology Services, LLC	400 Donald Lynch Blvd	Marlborough	MA	01752
DIRECTV	1313 NW 167TH ST	MIAMI	FL	33169
FLORIDA CABLE INC	P O BOX 498	ASTOR	FL	32102	(800) 779-2788 Ext. 0000
FLORIDA POWER & LIGHT CO	GENERAL MAIL FACILITY	MIAMI	FL	33188-0001	(800) 375-2434 Ext. 0000
FOX NEWS NETWORK	3600 Collection Center Drive	CHICAGO	IL	60693	(212) 301-3981 Ext. 0000
FRONT DOOR NETWORKS	1404 OVERBROOK DRIVE	ORMOND BEACH	FL	32174	(386) 672-4075 Ext. 0000
Graybar	12437 Collections Center Drive	Chicago	IL	60693	(000) 000-0000 Ext. 0000
Halsted Communications, LTD	13 Commerce Drive	Ballston Spa	NY	12020	(518) 885-8580 Ext. 2003
Kamson Corporation	270 Sylvan Avenue	Englewood Cliffs	NJ	07632
K-T COMMUNICATION CONSULTING INC	2409 NORTH STADIUM BLVD	COLUMBIA	MO	65202
LCEC	P O BOX 3455	NORTH FORT MEYERS	FLA	33918-3455
Malko Tech Services	8234 Lehigh Ave	Morton Grove	IL	60053	(000) 000-0000 Ext. 0000
MCLEOD USA	P O BOX 3243	MILWAUKEE	WI	53201-3243	(612) 252-5893 Ext. 0000
MCLEOD USA OPERATOR SERVICES	Consolidated Operator Services 121 SOUTH 17TH STREET	MATTOON	IL	61938-9903	(217) 234-5951 Ext. 0000
MILLER ALL WIRE	15299 Wilhelm Road	Brooksville	FL	34613	(352) 428-2430 Ext. 0000
Multicom, Inc.	P.O. Box 520297 1076 Florida Central Parkway	Longwood	FL	32752-0297	(407) 331-7779 Ext. 0145
National Antenna Systems, LLC	140 58th Street Suite 10W	Brooklyn	NY	11220	(718) 567-8470 Ext. 0000
NEW EDGE NETWORKS	P.O. BOX 4800 Unit 47	PORTLAND	OR	97208	(866) 636-3343 Ext. 0000
Nextel Com/Acct# 738173318	PO Box 4181	Carol Stream	IL	60197-4181	(800) 390-9545 Ext. 0000
Nextel Com/Acct# 869224088	PO Box 4181	Carol Stream	IL	60197-4192	(800) 390-9545 Ext. 0000
PDI Communications, Inc.	6353 W. Rogers Circle, Bay #6	Boca Raton	FL	33487	(800) 242-1606 Ext. 0000
PROGRESS ENERGY	P O Box 33199	St. Petersburg	FL	33733-8199	(877) 372-8477 Ext. 0000

QWEST/CO PO BOX	P O BOX 17360	DENVER	CO	80217-0360
QWEST/KY	Business Services P O BOX 856169	LOUISVILLE	KY	40285-6169	(888) 560-0466 Ext. 0000
SATELLITE MGMT SVC INC	4529 E. Broadway Road Suite 100	Phoenix	AZ	85040	(602) 386-4444 Ext. 0000
SCOTT CONSTANCE HOME REPAIR	25243 OUTBACK WAY	BROOKSVILLE	FL	34601	(813) 340-5825 Ext. 0000
TAMPA ELECTRIC	P O BOX 31318	TAMPA	FL	33631-3318
The Lock UP	350 West Kinzie	Chicago	IL	60610	(312) 464-1900 Ext. 0000
TONER CABLE EQUIP INC	969 HORSHAM ROAD	HORSHAM	PA	19044	(800) 523-5947 Ext. 0000
TVC Communications, LLC	P.O. Box 933299	Atlanta	GA	31193-3299	(888) 644-6075 Ext. 0000
VERIZON FLORIDA/TX	P O BOX 920041	DALLAS	TX	75392-0041
White, Vernon G.	232 Zoller Street	Brooksville	FL	34601	(000) 000-0000 Ext. 0000
WITHLACOOCHEE RIVER ELECTRIC COOP	P O BOX 278	DADE CITY	FL	33526
XO COMMUNICATIONS	14239 Collections Center Drive	Chicago	IL	60693	(000) 000-0000 Ext. 0000

SCHEDULE 6.1.l

EQUIPMENT/INVENTORY

[attached]

SCHEDULE 6.1.n

OTHER ASSETS

none

SCHEDULE 6.1.p

LIST OF ALL EMPLOYEES WITH RESPECT TO THE ASSETS OR SUBSCRIBERS

Rick Salazar - IL
Fouad Baroota - IL
Jimis Esho - IL
Bogdan Illiev - IL
James Kindle - IL
Robert Buenger - IL

Troy Jones - FL
Jerri Jones - FL
Marshall Hamm - FL
Doug Fairbanks - FL
Mark Gallagher - FL
Lonnie Newkirk - FL

Nick Perrette - NJ

SCHEDULE 6.1.r.(a)

NON-COMPLIANCE WITH LAW

Not Applicable

SCHEDULE 6.1.r.(b)

GOVERNMENTAL AUTHORIZATION

Foreign corporation status in the applicable states of operation

SCHEDULE 6.1.s

MATERIAL ADVERSE CHANGE

None

SCHEDULE 6.1.t.(a)

ASSIGNED CONTRACTS

I.	All ROE Agreements for properties set forth in Exhibit 1.1.A

II.	Video Programming Provider Contractual Relationships
The following providers are utilized in the properties set forth in Exhibit 1.1.A:

• DIRECTV
• 4Com
• KTCom

Programming is purchased on a month-to-month basis

III.	Internet Circuit Provider Contractual Relationships

Properties on Exhibit 1.1.A where circuits are provided by Qwest:

•	Camp Inn
•	226 North Clinton
•	MDA City Apartments
•	Hawaiian Island
•	Prairie District Homes

Properties on Exhibit 1.1.A where circuits are provided by AT&T:

•	South Port Springs
•	Blue Parrot
•	Senate Manor

[Internet Circuit Contracts provided, but not attached]

SCHEDULE 6.1.t.(b)

ASSIGNED CONTRACTS NEEDING CONSENT

I.	All ROE Agreements for properties set forth in Exhibit 1.2
II.	Internet Circuit Provider Contractual Relationships from Qwest and AT&T for the following properties:
• Camp Inn

• 226 North Clinton

• MDA City Apartments

• Hawaiian Island

• Prairie District Homes

• South Port Springs

• Blue Parrot

• Senate Manor

SCHEDULE 6.1.t.(c)

EXCEPTIONS TO ASSIGNED CONTRACTS BEING IN FULL FORCE
AND EFFECT

none

SCHEDULE 6.1.t.(d)

ASSIGNED CONTRACT VIOLATIONS, BREACHES, DEFAULTS, RENEGOTIATIONS

Camp Inn property is disputing a bill

SCHEDULE 6.1.u.(a)

INSURANCE POLICY FIVE YEAR HISTORY

To the best of Seller’s knowledge, it has not incurred a loss or made an insurance claim with respect to the transferred assets during the last five years

SCHEDULE 6.1.u.(b)

INSURANCE POLICY REPRESENTATIONS

No exceptions

SCHEDULE 6.1.v

ENVIRONMENTAL MATTERS

No exceptions

SCHEDULE 6.1.w

INTELLECTUAL PROPERTY

No exceptions

SCHEDULE 6.1.z

FIVE MOST SIGNIFICANT SUPPLIERS

DIRECTV
QWEST
PACE
KT COMMUNICATIONS
PDI